Exhibit 10.3

Evergreen Capital Management LLC

156 W Saddle River Road

Saddle River, New Jersey 07458

September 18, 2026

Banzai International, Inc.

435 Ericksen Ave, Suite 250

Bainbridge Island, Washington 98110

Re: Letter Agreement re: Securities Purchase Agreement and Convertible Promissory Note

Ladies and Gentlemen:

Reference is made to (i) the Securities Purchase Agreement, dated September 4, 2026 (the “SPA”), by and between Banzai International, Inc. (the “Company”) and Evergreen Capital Management LLC (“Evergreen”), (ii) the Convertible Promissory Note issued by the Company to Evergreen thereunder (the “Note”), and (iii) the Common Warrant issued by the Company to Evergreen thereunder (the “Warrant”). Capitalized terms used but not defined in this letter agreement (this “Letter Agreement”) have the meanings given in the SPA. In consideration of the mutual covenants below, the Company and Evergreen agree as follows:

1.	Cross-Default Threshold.

Note Section 4(a)(ii) is amended by replacing “$[●]” with “$250,000.”

2.	Governing Law.

Each reference to “the State of New York” and “the City of New York” (or any comparable reference to a New York court) in SPA Section 5.9 and Warrant Section 5.5 is replaced with “the State of Delaware,” and each reference to a New York court is replaced with the corresponding Delaware court, so that the SPA and the Warrant are governed by, and disputes arising thereunder are subject to the exclusive jurisdiction of the courts of, the State of Delaware, consistent with the Note.

3.	Participation Right.

The SPA is amended by adding the following as Section 4.19:

“4.19 Participation Right.

(a) From the date of hereof until the later of (i) September 18, 2027 and (ii) the date Aegis Capital Corp. ceases to act as the Company’s investment bank (such period, the “Participation Period”), upon any issuance by the Company or any Subsidiary of Common Stock or Common Stock Equivalents for cash consideration, Indebtedness, or a combination thereof (a “Subsequent Financing”), other than an Exempt Issuance (as defined in the Warrant), Evergreen shall have the right to participate in up to twenty-five percent (25%) of such Subsequent Financing (the “Participation Maximum”), on the same terms, conditions and price provided for in the Subsequent Financing.

(b) Between 4:00 p.m. and 6:00 p.m. (New York City time) on the Trading Day immediately prior to the Trading Day of the expected announcement of a Subsequent Financing (or, if that Trading Day immediately follows a holiday or weekend, between 4:00 p.m. on the Trading Day immediately prior to such holiday or weekend and 2:00 p.m. on the day immediately prior to the expected announcement), the Company shall deliver to Evergreen written notice of its intention to effect the Subsequent Financing (a “Subsequent Financing Notice”), describing in reasonable detail the proposed terms, the amount of proceeds intended to be raised, and the identity of the proposed purchaser or purchasers, together with a term sheet and the proposed transaction documents.

(c) Evergreen must notify the Company by 6:30 a.m. (New York City time) on the Trading Day following delivery of the Subsequent Financing Notice (the “Notice Termination Time”) if it elects to participate and the amount of its intended participation, together with a representation that it has funds ready, willing and available on the terms set forth in the notice. If Evergreen does not respond by the Notice Termination Time, it shall be deemed to have declined to participate in that Subsequent Financing.

(d) If Evergreen elects to participate in an amount up to the Participation Maximum, the Company shall include Evergreen in the Subsequent Financing on the terms set forth in the Subsequent Financing Notice. If the Company does not receive an election from Evergreen to participate by the Notice Termination Time, the Company may proceed with the Subsequent Financing on the terms and with the persons set forth in the Subsequent Financing Notice.

(e) If a definitive agreement for the Subsequent Financing is not entered into on the terms set forth in the Subsequent Financing Notice within two (2) Trading Days after delivery of that notice, the Company must deliver a new Subsequent Financing Notice before proceeding, and Evergreen’s participation right under this Section 4.19 applies again with new time periods running from delivery of that new notice.

(f) The transaction documents for any Subsequent Financing in which Evergreen elects to participate shall not include any term or provision intended, directly or indirectly, to exclude Evergreen from participating, including any requirement that Evergreen agree to trading restrictions or consent to any amendment, termination or waiver under this Agreement as a condition to participating. The transaction documents shall further require the Company to issue a press release disclosing the material terms of the Subsequent Financing by 9:30 a.m. (New York City time) on the Trading Day the transaction documents are executed (or the following Trading Day, if execution is not on a Trading Day).

2

(g) By 9:30 a.m. (New York City time) on the second Trading Day following delivery of a Subsequent Financing Notice, the Company shall either confirm to Evergreen in writing that the proposed Subsequent Financing has been abandoned or publicly disclose its intention to proceed, in either case such that Evergreen is not left in possession of material non-public information. If neither has occurred by that time, the proposed Subsequent Financing shall be deemed abandoned and Evergreen shall not be deemed to hold material non-public information with respect to the Company on account of the Subsequent Financing Notice. Should the Company later decide to pursue the transaction, it shall deliver a new Subsequent Financing Notice and Evergreen’s participation right applies again. The Company may not deliver more than one Subsequent Financing Notice to Evergreen in any sixty (60) day period, except that an amendment or modification of the terms of a pending Subsequent Financing shall be delivered as a new Subsequent Financing Notice with new time periods.

4.	Tranche 2 Funding.

SPA Section 2.2.2 is amended and restated as follows:

“2.2.2 Tranche 2: an amount equal to $500,000 (the “Tranche 2 Amount”), payable as follows:

(i) $190,000, payable within one (1) Business Day after the later of (A) the Company’s Board of Directors adopting a resolution approving the terms of the proposed underwritten secondary offering to be conducted through Aegis Capital Corp., as underwriter (the “Offering”), and (B) the Company’s engagement of Aegis Capital Corp. for such Offering; and

(ii) the remaining $310,000, payable within two (2) Business Days after the later of (A) the Confidential Filing and (B) the Company’s delivery to Evergreen of a written waiver from 3i, LP under (x) the Securities Purchase Agreement, dated as of June 27, 2025, by and among the Company and the buyers party thereto, as amended, supplemented or waived from time to, and (y) the senior secured convertible notes issued with the Company, in form and substance reasonably satisfactory to Evergreen, permitting the transactions contemplated by this Section 2.2.2

(such funding, the “Tranche 2 Closing”).”

5.	Ratification.

Except as amended by this Letter Agreement, the SPA, the Note, and the Warrant remain in full force and effect. This Letter Agreement is governed by, and shall be construed in accordance with, the laws of the State of New York, without regard to conflict of laws principles. This Letter Agreement may be executed in counterparts, including by electronic signature.

Please confirm your agreement by countersigning below.

[Signature page follows.]

3

[Letter Agreement Signature Page]

EVERGREEN CAPITAL MANAGEMENT LLC

By:	/s/ Jeffrey Pazdro
Name:	Jeffrey Pazdro
Title:	Manager

Agreed and accepted:

BANZAI INTERNATIONAL, INC.

By:	/s/ Joseph Davy
Name:	Joseph Davy
Title:	Chief Executive Officer

4